Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 2, 2007, with respect to the financial statements of Renovis Inc., Renovis Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Renovis Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission, incorporated by reference in the Registration Statement (Form F-4) and related Prospectus of Evotec AG for the registration of ordinary shares.

/s/ Ernst & Young LLP

Palo Alto, CA

January 3, 2008